Exhibit 23.1
Consent Of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128881) pertaining to the Williams Partners GP LLC Long-term Incentive Plan dated October 7, 2005, of our report dated March 31, 2006, with respect to the financial statements of Williams Four Corners Predecessor, which are included in this Current Report (Form 8-K/A) of Williams Partners L.P.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
August 4, 2006